Exhibit 10.3

SATISFACTION AND DISCHARGE OF INDEBTEDNESS PURSUANT TO UNDERWRITING AGREEMENT DATED JANUARY 31, 2022

DECEMBER 18, 2023

This Satisfaction and Discharge of Indebtedness (the “Satisfaction and Discharge”) is made and entered into December 18, 2023, to be effective as of the closing of the Business Combination, as defined below, by and between Alset Capital Acquisition Corp., a Delaware corporation (the “Company”), HWH International Inc., a Nevada corporation (“HWH”), and EF Hutton LLC (f/k/a EF Hutton LLC) (“EF Hutton”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and EF Hutton are parties to an Underwriting Agreement dated January 31, 2022 (the “Underwriting Agreement”);

WHEREAS, the Sections 2(c) and 5(gg) of Underwriting Agreement provide the principal sum of $3,018,750 (the “Deferred Underwriting Commission”) shall be payable to EF Hutton upon the consummation of the Company’s business combination (as defined below), and the Company agreed that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to EF Hutton.

WHEREAS, on September 12, 2022, the Company and HWH announced that they signed a definitive business combination agreement that will result at the closing of the business combination with the Company as the surviving entity and changing its name to HWH International Inc. (the “Business Combination”).

WHEREAS, the Business Combination is scheduled to close in December 2023, at which time, the Deferred Underwriting Commission to EF Hutton would be immediately due and payable.

WHEREAS, the Company and HWH have requested of EF Hutton that in lieu of the Company tendering the full amount of the Deferred Underwriting Commission ($3,018,750) in cash, EF Hutton accept cash and ordinary shares of the Company as satisfaction of the Deferred Underwriting Commission.

WHEREAS, in lieu of collecting the full amount of the Deferred Underwriting Commission in cash at the time of the closing of the Business Combination, EF Hutton hereby agrees to accept as full satisfaction of the Deferred Underwriting Commission, the specific allocated payments of (1) $325,000 in cash at the time of the closing of the Business Combination; and (2) 149,443 shares of the Company’s Common Stock which is equal to $1,509,375 equitized at the initial public offering price of $10.10 per share (the “IPO Price”); and a $1,184,375 promissory note (the “Promissory Note”) executed by the Company in which it is obligated to pay EF Hutton as follows:

(1)	15% payable upon a future offering of at least $2,000,000;
(2)	20% payable upon a future offering of at least $3,000,000;
(3)	25% payable upon a future offering of at least $4,000,000;
(4)	30% payable upon a future offering of at least $5,000,000; or
(5)	In the event the Company does not raise capital within the first year, then one- fifth (1/5) of the outstanding balance shall be paid annually in equivalent increments on the following dates: October 1, 2024; October 1, 2025; October 1, 2026; October 1, 2027; and October 1, 2028, until the balance owed to EF Hutton is tendered in full.

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For clarity, this Agreement is not intended to, and shall not serve to, affect, modify or amend the Underwriting Agreement and the Deferred Underwriting Commission unless or until the amounts specified in subsection (a) and (b) below are timely paid in full.

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1	EF Hutton shall only acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and will only acknowledge that the Company’s obligations to pay in cash the Deferred Underwriting Commission under the Underwriting Agreement have been satisfied and discharged, if the below conditions occur on the closing date of the Business Combination:

A.	The Company wires $325,000 to the bank account of EF Hutton;

B.	149,443 shares of the Company’s common stock are issued to EF Hutton LLC (the “Ordinary Shares”); and

C.	The Company issues the Promissory Note.

1.2	After the conditions above are satisfied, EF Hutton shall acknowledge the satisfaction and discharge of the Deferred Underwriting Commission, except (i) with respect to those obligations that the Promissory Note provides shall survive the satisfaction and discharge thereof; and (ii) with respect to Articles II and III below.

1.3	The Company also grants to EF Hutton an irrevocable right of first refusal (the “Right of First Refusal”) to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings for a period commencing on the date of this Satisfaction and Discharge and ending twenty-four (24) months after the closing of the Business Combination (each, a “Subject Transaction”) on terms and conditions customary to Representative. Representative shall have the sole right to determine whether any other broker dealer shall have the right to participate in the Subject Transactions and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of EF Hutton.

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ARTICLE II

POST-SATISFACTION COMPANY COVENANTS

After EF Hutton has acknowledged the satisfaction and discharge of the Deferred Underwriting Compensation, the Company irrevocably covenants to perform the following after execution of this Agreement:

2.1	Registration Rights. Within fifteen (15) days of the closing of the Business Combination, the Company shall cause to be registered under the Securities Act all of the Ordinary Shares that EF Hutton requests to be registered.

2.2	Alternatively, and without prejudice to any of EF Hutton’s rights and remedies set forth in Sections 2.1, if after twelve (12) months from the date of this Agreement (the “Twelve- month Period Date”), the Company has not registered any of Ordinary Shares on an effective Registration Statement, then the Company will confirm in writing that such Ordinary Shares are freely sellable under Rule 144, if Rule 144 is available. No later than the Twelve-month Period Date, the Company shall provide EF Hutton a valid legal opinion that its Ordinary Shares are eligible for resale pursuant to Rule 144, if Rule 144 is available.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1	This Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York.

3.2	This Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

3.3	The Company hereby acknowledges and agrees that EF Hutton shall be entitled to all of their rights, protections, indemnities and immunities in connection with their execution of this Satisfaction and Discharge and the performance of any obligations hereunder or in connection herewith.

IN WITNESS WHEREOF, EF Hutton and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

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EF HUTTON LLC

By:	/s/ Sam Fleischman
Name:	Sam Fleischman
Title:	Supervisory Principal

ALSET CAPITAL ACQUISITION CORP.

By:	/s/ Heng Fai Ambrose Chan
Name:	Heng Fai Ambrose Chan
Title:	Chief Executive Officer

HWH INTERNATIONAL INC.

By:	/s/ Lui Wai Leung Alan
Name:	Lui Wai Leung Alan
Title:	Chief Financial Officer

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